AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NETGEAR, INC.
a Delaware corporation

NETGEAR, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1.That the Corporation was originally incorporated on January 8, 1996 pursuant to the General Corporation Law.

2.Pursuant to Sections 141 and 242 of the General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of NETGEAR, Inc.

3.Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.

4.The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE I

The name of this corporation is NETGEAR, Inc. (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at such address is Incorporating Services, Ltd.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is two hundred and five million (205,000,000) shares, consisting of two hundred million (200,000,000) shares of Common Stock, par value $0.001 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.001 per share.

The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

ARTICLE V

A.The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

C.Special meetings of stockholders of the Corporation shall be called at any time for any purpose as is a proper matter for stockholder action under the General Corporation Law, by (1) the Board acting pursuant to a resolution duly adopted by a majority of the Board, (2) the Chairman of the Board, (3) the Lead Independent Director, (4) the Chief Executive Officer or the President or (5) the Secretary of the Corporation upon the written request of stockholder(s) Owning (as defined below) at least 25% (in the aggregate) of the then voting power of all shares of the Corporation entitled to vote on the matters to be brought before the proposed special meeting. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. In the case of a special meeting of stockholders called pursuant to the foregoing clause (5), the requesting holder(s) must (i) continue to Own (for the holding period set forth in the Bylaws of the Corporation from time to time) shares representing at least 25% (in the aggregate) of the then voting power of all shares of the Corporation entitled to vote on the matters to be brought before the proposed special meeting, (ii) provide information in writing regarding such stockholder(s), their stock ownership and the matters that they request to bring before the proposed special meeting and (iii) comply with procedures and other terms and conditions relating to special meetings as set forth in the Bylaws of the Corporation from time to time. For purposes of this Article V, a holder shall be deemed to “Own” only those shares for which it possesses both (x) full voting and investment rights and (y) a full economic interest (i.e., shares for which the holder has not only the opportunity to profit, but is also exposed to the risk of loss), which terms may be further defined in the Bylaws of the Corporation from time to time.

D.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E.No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

A.The provisions of this paragraph shall be subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The number of directors which constitute the Board of Directors of the Corporation shall be as designated or provided for in the Bylaws of the Corporation. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

B.Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office until such director's successor is elected and qualified. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

C.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statute, by this Certificate or the Bylaws of the Corporation, any director, or all of the directors, may be removed from the Board, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting together as a single class.

ARTICLE X

The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, except as otherwise required by law or by this Certificate with respect to any vote of the holders of any class or series of stock of the Corporation, the affirmative vote of the holders of at least a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote at such meeting, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article V, Article VI, Article VIII, Article IX or Article X.”

IN WITNESS WHEREOF, NETGEAR, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer this 1st day of June, 2017.

NETGEAR, INC.

/s/ Patrick Lo
Patrick Lo
Chief Executive Officer

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